- PRESS RELEASE -

Contact:     Katharina Manok
Günther Braun
ROFIN-SINAR
734-416-0206
- or -
011-49-40-733-63-4256

ROFIN-SINAR REPORTS RESULTS FOR THE THIRD QUARTER
OF FISCAL YEAR 2014

Plymouth, MI / Hamburg, Germany, August 7, 2014 - ROFIN-SINAR Technologies Inc.
(NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2014.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

Three months ended	Nine months ended

	06/30/14	06/30/13	% Change	06/30/14	06/30/13	% Change

Net sales	$134,289	$139,097	- 3%	$384,067	$412,476	- 7%
RSTI net income	$6,496	$8,702	- 25%	$13,195	$24,960	- 47%
Earnings per share
“Diluted“ basis*	$0.23	$0.31	- 26%	$0.47	$0.88	- 47%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.5 million for each of the fiscal quarters and 28.3 million and 28.4 million for the nine-month periods ending June 30, 2014 and 2013, respectively.

“We delivered solid financial results which are within our guidance. On a sequential basis, we experienced a rebound in quarterly sales to the machine tool industry with the main contribution coming from China as well as significantly improved business levels in the semiconductor industry. Sales to the automotive and medical device industries were stable, whereas consumer electronics sales were significantly below last fiscal year’s third quarter level,” commented Günther Braun, CEO and President of RSTI. “Incoming orders have improved substantially, compared to the previous quarter: order entry in Europe increased by 3%, indicating a stable business environment, North American orders improved by 19% and Asian orders by 27%, mainly supported by the machine tool and semiconductor industries. Based on the current global economy and the $10 million increased backlog at the end of June 2014, we are confident in delivering improved results in the fourth quarter.”

FINANCIAL REVIEW

- Third Quarter -
Net sales totaled $134.3 million for the third quarter ended June 30, 2014, a 3% decrease over the comparable quarter of fiscal year 2013. Gross profit totaled $46.7 million, or 35% of net sales, compared to $49.3 million, also 35% of net sales, in the same period of fiscal year 2013. RSTI net income amounted to $6.5 million, compared to $8.7 million in the third quarter last fiscal year, and represented 5% and 6% of net sales, respectively. The diluted per share calculation equaled $0.23 for the quarter based upon 28.2 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.31 based upon 28.5 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses amounted to $25.8 million representing 19% of net sales and decreased by $0.7 million compared to last fiscal year’s third quarter. Net R&D expenses increased by $0.8 million to $11.3 million when compared to last fiscal year’s third quarter, representing 8% of net sales in both periods.

Sales of laser products for macro applications decreased by 1% to $56.4 million and accounted for 42% of total sales. Sales of lasers for marking and micro applications decreased by 6% to $59.0 million and represented 44% of total sales. Sales of components decreased by 2% to $18.9 million, representing 14% of total sales.

On a geographical basis, revenues decreased in Asia by 9%, totaling $45.3 million, and by 14% in North America to $25.1 million, whereas net sales in Europe increased by 6% to $63.9 million during the third quarter of fiscal year 2014.

- Nine Months -
For the nine months ended June 30, 2014, net sales totaled $384.1 million, a decrease of $28.4 million, or 7%, over the comparable period in 2013. The fluctuation of the US dollar, mainly against the Euro, resulted in an increase in net sales of $9.2 million for the nine-month period. Gross profit for the period was $134.3 million, $12.0 million lower than in the same period in 2013. RSTI net income for the nine months ended June 30, 2014, totaled $13.2 million, with diluted earnings per share of $0.47 based upon 28.3 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $8.9 million, or 6%, to $152.3 million, and net sales of lasers for marking and micro applications decreased by $17.8 million, or 9%, to $180.9 million. Component sales of $50.9 million represented a decrease of $1.7 million, or 3%, versus the comparable period in fiscal year 2013.

On a geographical basis, net sales decreased in Asia in the first nine months by 20% and totaled $119.6 million (2013: $149.8 million), and by 13% in North America to $73.7 million (2013: $84.5 million), whereas revenues in Europe increased by 7% to $190.8 million (2013: $178.2 million).

- Backlog -
Order entry for the quarter increased by 9% to $144.0 million compared to the third quarter of fiscal year 2013 resulting in a backlog of $146.1 million as of June 30, 2014, mainly for laser products. For the third quarter of fiscal year 2014, ROFIN’s book-to-bill ratio was 1.07.

- Other Developments: Share Buyback -
As of June 30, 2014, the Company has purchased approximately 0.3 million shares of common stock under the buyback program, announced in February 2014 for a total amount of $6.2 million.

- Outlook -
For the fourth quarter ending September 30, 2014, the Company expects revenues to be in the range of $142 million to $147 million and earnings per share to be in the range of $0.30 to $0.34. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.

With almost 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 49,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern Time, today, Thursday, August 7, 2014. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44 (0) 207 614 2916.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

Three Months Ended	Nine Months Ended
(unaudited)	(unaudited)

	06/30/14	06/30/13	06/30/14	06/30/13

- Macro	$56,416	$57,126	$152,274	$161,154
- Marking/Micro	58,991	62,622	180,874	198,697
- Components	18,882	19,349	50,919	52,625
Net Sales	134,289	139,097	384,067	412,476

Costs of goods sold	87,613	89,765	249,747	266,186

Gross profit	46,676	49,332	134,320	146,290
Selling, general and administrative expenses	25,848	26,544	78,969	77,595
Intangibles amortization	760	631	2,115	1,886
Research and development expenses	11,344	10,456	34,443	33,041

Income from operations	8,724	11,701	18,793	33,768

Other income (expense)	644	318	668	1,413

Income before income tax	9,368	12,019	19,461	35,181

Income tax expense	2,929	3,256	6,276	10,099

Net income	6,439	8,763	13,185	25,082

Net income (loss) attributable to
non-controlling interest	(57)	61	(10)	122

Net income attributable to RSTI	6,496	8,702	13,195	24,960

Net income attributable to RSTI per share
* ”diluted” basis	$0.23	$0.31	$0.47	$0.88
** ”basic” basis	$0.23	$0.31	$0.47	$0.89

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.5 million for each of the fiscal quarters and 28.3 million and 28.4 million for the nine-month periods ending June 30, 2014 and 2013, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.0 and 28.3 million for each of the fiscal quarters and 28.1 million and 28.2 million for the nine-month periods ending June 30, 2014 and 2013, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	06/30/14	09/30/13
ASSETS

Cash, cash equivalents and short-term investments	$144,653	$136,977
Trade accounts receivable, net	102,725	110,665
Inventories, net	205,962	198,460
Other current assets	36,756	35,190
Total current assets	490,096	481,292
Net property and equipment	83,256	86,912
Other non-current assets	140,227	131,706
Total non-current assets	223,483	218,618

Total assets	$713,579	$699,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	9,390	3,709
Accounts payable, trade	23,695	24,596
Other current liabilities	73,451	80,209
Total current liabilities	106,536	108,514
Long-term debt	12,916	14,913
Other non-current liabilities	39,156	33,065
Total liabilities	158,608	156,492

Net stockholders' equity	554,971	543,418

Total liabilities and stockholders' equity	$713,579	$699,910

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act
Certain information in this press release that relates to future plans, events or performance, including statements such as “Based on the current global economy and the $10 million increased backlog at the end of June 2014, we are confident in delivering improved results in the fourth quarter” or “For the fourth quarter ending September 30, 2014, the Company expects revenues to be in the range of $142 million to $147 million and earnings per share to be in the range of $0.30 to $0.34” is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.